Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Preferred Stock Purchase Rights)
of
Genesis Microchip Inc.
at
$8.65 Net Per Share in Cash
by
Sophia Acquisition Corp.,
a wholly owned subsidiary of
STMicroelectronics N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 16, 2008 UNLESS THE OFFER IS EXTENDED.

December 18, 2007

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

We have been appointed by Sophia Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all the shares of common stock, par value $0.001 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), of Genesis Microchip Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $8.65 per Share, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated December 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute a majority of the sum of (a) all Shares outstanding as of the scheduled expiration of the Offer and (b) all Shares issuable upon the exercise, conversion or exchange of all Company stock options and other rights to acquire Shares outstanding as of the scheduled expiration of the Offer, less (c) any Shares issuable upon the exercise of any Company stock option (x) not exercisable on or prior to May 15, 2008 or (y) with an exercise price greater than $10.50 per Share (the majority of such sum, the “Minimum Condition”) and (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the antitrust laws of the People’s Republic of China, the Federal Republic of Germany, the Republic of Hungary and the Republic of Korea having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing prior to the expiration of the Offer.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated December 18, 2007;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A letter to stockholders of the Company from Jeffrey Diamond, Chairman of the Board of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 16, 2008, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated or Innisfree M&A Incorporated (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Morgan Stanley & Co. Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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